Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Exhibit 10.21

LICENSE AGREEMENT

This License Agreement, effective on the 28th day of July, 2011 (the “Effective Date”), is entered into by and between Celldex Therapeutics, Inc., a Delaware corporation having a principal place of business at 119 Fourth Avenue, Needham, MA 02494 (hereinafter “Celldex”) and Argos Therapeutics, Inc., a Delaware corporation having a principal place of business at 4233 Technology Drive, Durham, NC 27704 (“Argos”). Celldex and Argos are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Celldex is the owner of certain patents rights (as further defined below, the “Licensed Patents”); and

WHEREAS, Argos desires to practice certain inventions claimed in the Licensed Patents, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties agree as follows.

1. DEFINITIONS. The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

“Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

“Field” means the diagnosis, prevention or treatment of [**] and such other diseases, disorders or indications, if any, as may be added pursuant to Section 2.2.

“Licensed Patents” means US Patents [**] and any other U.S. patents (including divisionals, continuations, continuations-in-part, etc.) assigned to Celldex as of the Effective Date or during the term of this Agreement that are derived from or claim priority to any of the foregoing or from US Patent Application Ser. No. [**] or US Patent Application Ser. No. [**] in each case together with non-US counterparts of any of the foregoing that claim priority to any of the foregoing, specifically including those set forth on Exhibit A.

“Process” means any process employed in the production of Product the practice of which, absent a grant of the license set forth herein, would constitute infringement of a Valid Claim in any of the Licensed Patents. [**].

“Product” means [**] alone or in combination with one or more agent, in each case the manufacture or sale of which, absent a grant of the license set forth herein, would constitute infringement of a Valid Claim in any of the Licensed Patents.

“Third Party” means any entity other than Celldex or Argos and their respective Affiliates.

“Valid Claim” means a claim of an issued and unexpired patent that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

2. LICENSE RIGHTS AND OPTION GRANT; PATENT MAINTENANCE

2.1. License. Subject to the terms and conditions of this Agreement, Celldex hereby grants to Argos a royalty-bearing, non-exclusive license under the Licensed Patents to perform Processes and to develop, make, have made, sell, have sold, use and import Product in the Field.

2.2. Option to Expand License Field. Upon payment of [**] US dollars (US$[**]) per new indication, Argos may add additional oncology or infectious disease indications to the Field.

2.3. Outsourcing and Sublicensing. Argos may authorize a Third Party contract manufacturer to perform Processes and/or produce Product for sale by or on behalf of Argos or its Affiliates, without Celldex’s consent or any obligation of Argos to make payment. Argos may authorize a Third Party (other than a contract manufacturer) to perform Processes and/or produce Product in connection with the grant of rights to manufacture Product pursuant to a licensing or similar transaction, in which case Argos shall, within [**] days of the grant of such sublicense, pay Celldex [**] US dollars (US$[**]). Any other sublicense of rights to practice under the Licensed Patents requires the consent of Celldex, not to be unreasonably withheld or delayed.

2.4. No Other Licenses. No right or license is granted hereunder except as expressly set forth herein.

2.5. Patent Maintenance. Celldex shall prosecute and maintain the Licensed Patents at its expense and in its sole discretion and shall have the right but no obligation to maintain any of the Licensed Patents. Celldex shall, from time to time (no less than [**] or upon Argos’ reasonable request, such requests not exceeding [**] per year) provide Argos with copies of any patents issued in respect of the Licensed Patents and with written notice of the abandonment, termination or cancellation of any patent rights in respect of the Licensed Patents. Argos agrees to cooperate fully with Celldex in securing any available patent term extensions or Supplementary Protection Certificates (SPCs) in respect of the Licensed Patents in Celldex’s name. Upon Celldex’s reasonable request, Argos shall promptly provide copies of any regulatory marketing authorizations, product licenses and supporting development information as may be necessary or helpful in the pursuit of such patent term extensions or SPCs. Celldex shall use such information solely for the purposes set forth in this paragraph and shall otherwise treat such information as Argos’s Confidential Information. Nothing herein shall be deemed to limit the ability of Argos to seek patent term extensions or SPCs with respect to any other patent rights owned, licensed or otherwise controlled by Argos.

3. PAYMENTS.

3.1. Upfront and Annual License Fee. In consideration of the license granted hereunder, Argos shall pay to Celldex an upfront license fee of one hundred thousand US dollars (US$100,000.00). payable fifty percent (50%) within three (3) business days after execution of this Agreement and fifty percent (50%) upon the earlier of (a) the initiation (i.e., administration of the first dose to a human subject) of the next clinical trial of Product sponsored by Argos in the Field, or (b) January 31, 2012 (“Upfront License Fee”). Additionally, in order to maintain the license granted hereunder, Argos shall pay Celldex an annual license fee of seventy-five thousand US dollars (US$75,000.00) on each anniversary of the Effective Date, until the first commercial sale of a Product (“Annual Fee”).

3.2. Milestone. Upon the first commercial sale of a Product during the Term, Argos will pay Celldex a milestone payment of [**] US dollars (US$[**]), less the amount of the Upfront License Fee and Annual Fees already paid to Celldex.

3.3. Royalties. Within [**] days after the end of each calendar year during the Term commencing with the calendar year which includes the first commercial sale of a Product, Argos will pay to Celldex a royalty payment of [**] US dollars ($[**]) per dose of Product sold by Argos, its Affiliates or sublicensees during that year subject to an annual maximum royalty amount of [**] US dollars (US$[**]).

3.4. Manner of Payment. Payments to be made by Argos to Celldex under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such account as Celldex may designate by written notice.

4. REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIABILITY.

4.1. Representations and Warranties.

4.1.1. Celldex represents and warrants to Argos that (a) it is the assignee of the Licensed Patents and has all requisite power and authority to enter into this Agreement and to grant the licenses granted by it hereunder, (b) execution of this Agreement has been duly authorized, (c) this Agreement is fully binding and enforceable in accordance with its terms, (d) Celldex’s execution and performance under this Agreement does not conflict with any other agreement, contracts or other arrangements related to the Licensed Patents to which Celldex is party, and (e) the Licensed Patents listed on Exhibit A constitute all of the Licensed Patents issued or applied for which remain in force to Celldex’s knowledge as of the Effective Date.

4.1.2. Argos represents and warrants to Celldex that: (a) it has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement, (b) execution of this Agreement has been duly authorized, (c) this Agreement is fully binding and enforceable in accordance with its terms, and (d) Argos’s execution and performance under this Agreement does not conflict with any other agreement, contracts or other arrangements to which Argos is party.

4.2. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CELLDEX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED PATENTS RIGHTS OR ANY LICENSE GRANTED BY CELLDEX HEREUNDER, OR WITH RESPECT TO ANY PRODUCTS OR SERVICES OF ARGOS. FURTHERMORE, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE LICENSED PATENTS ARE VALID OR ENFORCEABLE OR THAT ARGOS’ ACTIVITIES RELATED TO ITS RIGHTS GRANTED PURSUANT TO THIS AGREEMENT OR CONTEMPLATED HEREUNDER WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

4.3. Liability, Indemnification. Argos shall bear all risk and responsibility and liability for all of its activities in exercising its rights under this Agreement and shall indemnify and hold Celldex and its Affiliates and their respective directors, officers and employees harmless against any and all claims, demands, losses, costs, expenses (including attorney fees), damages and judgments related to its activities in exercising its rights under this Agreement including but not limited to: product liability; any claim for death, bodily injury or property damage arising from the research, development, manufacture, use, distribution, sale or commercialization of any Product or Process by Argos, its Affiliates, sublicensees, employees or agents; Argos’s breach of the Agreement and/or Argos’s or any of its Affiliates’, agents’, manufacturers’ or sublicensees’ negligence or willful misconduct.

5. REPORTING & AUDITING.

5.1. Record Keeping. For the duration of the Term of this Agreement plus [**] years, Argos agrees that it will keep accurate and complete records, relevant to:

(a)	The first commercial sale of the Product; and

(b)	the number of doses of Product sold.

5.2. Yearly Reporting. Argos shall provide Celldex with detailed product development and royalty reports within [**] days after the end of each calendar year.

5.3. First Commercial Sale. Argos shall report to Celldex the first commercial sale of Product promptly upon its occurrence.

5.4. Audit. At any time during the term of this Agreement and for a period of [**] years thereafter, Celldex may, upon not less than [**] days advance written notice, have the records of Argos reviewed and examined by an auditor reasonably acceptable to Argos. If any examination requested by Celldex pursuant to this Section reveals an underreporting or underpayment of five percent (5%) or more, Argos shall bear the full cost of such audit and shall remit any amounts due to Celldex within [**] days of receiving such notice of amounts due.

6. ASSIGNMENT.

6.1. Non Assignment by Argos. Except as set forth in Section 6.3, this Agreement is not assignable by Argos to any person other than an Affiliate without Celldex’s prior written consent, which shall not be unreasonably withheld.

6.2. Assignment by Celldex. Celldex may at any time, without Argos’ consent, assign its rights and obligations hereunder in connection with the transfer of the Licensed Patents, provided that such assignee or successor in interest agrees in writing to be bound by the terms of this Agreement.

6.3. Change in Control of Argos. Argos may transfer the license granted hereunder in connection with a merger, change in control or the sale or other disposition of all or substantially all of its rights to Product; provided, however, that Argos is required to pay Celldex a fee of [**] US dollars (US$[**]) upon the first occurrence of such an event during the Term. The fee payable under this Section shall be payable one (1) time only. For clarification, a bona fide financing shall not be deemed to constitute a change in control.

7. TERM AND TERMINATION.

7.1. Term. This Agreement, unless earlier terminated, shall remain in full force and effect on a country-by-country basis until the expiration of the last to expire of any Valid Claim included in the Licensed Patents in such country.

7.2. Termination for breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing [**] days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the [**] day period unless: (i) the Breaching Party cures such breach during such [**] day period, (ii) if such breach is not susceptible to cure within [**] days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately), or (iii) the Breaching Party has commenced dispute resolution pursuant to Section 8.2 (in which event, such termination shall not be effective unless the arbitrator determines that the Party in breach has materially breached or defaulted in the performance of any of its material obligations hereunder); provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination [**] business days following the date that notice of such default was provided to the Breaching Party. If Argos or any of its its Affiliates or any manufacturer or sublicensee commences any legal proceeding that challenges the validity, enforceability or ownership of any of the Licensed Patents, Celldex shall have the right to immediately terminate the license granted by Celldex pursuant to Section 2 under the challenged patent(s) by giving written notice to Argos.

7.3. Termination by Argos At Will. Argos shall have the right to terminate this Agreement upon written notice to Celldex.

7.4. Effect of Termination. Upon termination or expiration of this Agreement, for any reason, all rights and licenses granted to Argos hereunder shall terminate. The termination of this Agreement shall not affect any rights or obligations of either Party that have accrued or matured prior to termination and which are intended by the Parties to survive termination Without limiting the generality of the foregoing, early termination of this Agreement shall in no event remove Argos’ obligation to pay the full Upfront License Fee. For avoidance of doubt, the second fifty percent (50%) of the Upfront License Fee shall remain payable in full by Argos under Section 3.1 of this Agreement upon the earlier of (a) the initiation (i.e., administration of the first dose to a human subject) of the next clinical trial of Product sponsored by Argos in the Field, or (b) January 31, 2012 regardless of the date of any termination or expiration of this Agreement and regardless of whether or not any such termination or expiration may be before or after the earlier of 3.1(a) or 3.1(b).

7.5 Survival. The provisions of Sections 3, 4, 5, 7.4 and 8 of this Agreement, as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

8.	MISCELLANEOUS.

8.1 Recitals and Headings. Recitals, headings and captions of the Articles and Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

8.2. Applicable Law; Arbitration. The Parties agree that all disputes arising under this Agreement shall be determined in accordance with the laws of the State of New York, without regard to conflict of laws principles which would dictate the application of the law of a different jurisdiction.

8.3 Entire Agreement. This Agreement, including any exhibits or attachments hereto constitutes the complete and final understanding of Celldex and Argos with respect to the subject matter hereof, and supersedes any and all oral and/or written communications or understandings relating to the subject matter hereof, provided however that the Parties remain obligated under any confidentialty or nondisclosure agreement previously entered into between them.

8.4 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both Parties hereto.

8.5 Relationship of the Parties. It is expressly agreed that the relationship between Argos and Celldex shall not constitute a partnership, joint venture or agency. Neither Argos nor Celldex shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

8.6 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

8.7 Severability. In performing this Agreement, the Parties shall comply with all applicable laws. Wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Agreement shall remain in full force and effect. In the event the terms of this Agreement are materially altered as a result of the foregoing, the Parties shall renegotiate in good faith the terms of this Agreement to resolve any inequities.

8.8	Confidentiality.

(a) As used in this Agreement, the term “Confidential Information” means any technical or business information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the trade secrets, know-how, inventions, formulations, compositions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed in writing shall be marked with the legend “CONFIDENTIAL.” Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within [**] days of the date of disclosure. Such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b) The Receiving Party shall and shall cause its employees engaged in the performance of this Agreement to: (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform this Agreement; (ii) use all Confidential Information solely for purposes performing this Agreement; and (iii) reproduce the Confidential Information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information.

(c) The obligations of the Receiving Party under Section 6.1(b) shall not apply to Confidential Information to the extent that the Receiving Party can demonstrate by competent evidence that such applicable Confidential Information: (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without resort to such Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives, to the extent practicable, prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

(d) Upon the termination by either Party of this Agreement, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except for one copy which may be kept in the Receiving Party’s legal archives. The obligations set forth in this Section shall remain in effect for a period of [**] years after receipt of the Confidential Information by the Receiving Party.

(e) Celldex and Argos each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by law and for any disclosure in confidence to a Party’s accountants, counsel, financial advisors and existing and prospective sources of funding. If the filing of this Agreement with the Securities and Exchange Commission or other applicable securities regulators is required, the parties agree to seek confidential treatment with respect to the filing of this Agreement to the extent possible.

8.9 Notices. Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by facsimile on such date, with paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

If to Celldex: Celldex Therapeutics, Inc. 222 Cameron Dr. Phillipsburg, NJ 08865 Attn: President and CEO cc: Chief Business Officer

If to Argos:

Argos Therapeutics, Inc.

4233 Technology Drive

Durham, NC 27704

Attn: Patent Department

with a copy to:

Hutchison Law Group

5410 Trinity Road, Suite 400

Raleigh, NC 27607

Attn: William N. Wofford

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have executed this Agreement by their duly authorized officers.

Celldex Therapeutics, Inc.		Argos Therapeutics, Inc.

By:	/s/ Ronald A. Pepin	By:	/s/ Jeffrey D. Abbey

Name:	Ronald A. Pepin, Ph.D.	Name:	Jeffrey D. Abbey

Title:	SVP and Chief Business Officer	Title:	President & CEO

Exhibit A

Licensed Patents

US Patents:

Patent No	Title	Issue date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Patents outside the US

Patent No	Title	Issue date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]